UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2018

Aethlon Medical, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-37487	13-3632859
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

9365 Granite Ridge Drive, Suite 100 San Diego, California		92123
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 858-459-7800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 10, 2018, James A. Joyce resigned from his position as a director and Chief Executive Officer of Aethlon Medical, Inc. (the “Company”). In connection with Mr. Joyce’s resignation, effective December 10, 2018, the Board of Directors of the Company (the “Board”), upon approval of the Compensation Committee of the Board, appointed Timothy C. Rodell, M.D., FCCP, 67, to serve as the Company’s Interim Chief Executive Officer and, upon recommendation of the Nominating and Governance Committee of the Board, as a member of the Board.

Prior to joining the Company, Dr. Rodell served as President, Chief Executive Officer and a Director of GlobeImmune, Inc., a public company developing immunotherapeutics for cancer, hepatitis and other viral diseases, from April 2002 to November 2016, and as a Director and consultant to GlobeImmune, Inc. from November 2016 to present. Dr. Rodell has been a managing partner at SMG, Inc., a company that provides pharmaceutical product evaluation and development, clinical and regulatory strategy, and evaluation of technology services for financial institutions, from 1999 to present. From 1999 to February 2002, Dr. Rodell was President, Chief Executive Officer and a Director of RxKinetix, Inc., a private drug delivery company. Previously Dr. Rodell held senior management positions at OXIS International, Inc. and Cortech, Inc. Dr. Rodell holds an M.D. from the University of North Carolina, Chapel Hill and is board certified in Internal Medicine and Pulmonary Medicine. The Board believes that Dr. Rodell’s clinical background and extensive management experience in the biotechnology industry, qualify him to serve on the Board.

In connection with Dr. Rodell’s appointment, the Company entered into an employment agreement with Dr. Rodell that governs the terms of his employment with the Company. Among other things, the employment agreement provides for (i) an annual base salary of $390,000, (ii) at the sole discretion of the Committee or the Board, an annual target cash performance bonus, and (iv) an option to purchase 552,625 shares of the Company’s common stock, at an exercise price equal to the fair market value on the date of grant, which will vest over a four-year period, with 25% vesting on the one-year anniversary of the commencement of employment and the remainder vesting monthly thereafter in equal increments for 36 months, subject to acceleration of vesting in the event of a change in control (as defined in the employment agreement). In addition, in the event of a strategic transaction, as defined in the employment agreement, completed within two years of Dr. Rodell’s commencement of employment with the Company, he will receive a cash bonus equal to 50% of his then annual base salary and an additional equity grant such that Dr. Rodell’s equity interest in the Company is then equal to three percent. The option will be subject to standard four-year vesting, subject to full vesting if Dr. Rodell is terminated in connection with the strategic transaction.

Dr. Rodell also entered into the Company’s standard form of indemnification agreement for its directors and executive officers.

There are no family relationships between Dr. Rodell and any of the Company’s current or former directors or executive officers. Dr. Rodell is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933.

On December 13, the Company issued a press release announcing Dr. Rodell’s appointment. A copy of the press release is attached hereto as Exhibit 99.1.

On December 12, 2018, the Board approved an employment agreement with James B. Frakes, the Company’s Chief Financial Officer and Vice President, Finance, providing for continuation of his annual base salary of $260,000. In addition, the agreement provides that Mr. Frakes is eligible for an annual cash performance bonus for each year. Whether Mr. Frakes receives an annual bonus for any given year, and the amount of any such annual bonus, will be determined in the discretion of the Board (or the Compensation Committee thereof). The agreement also provides that if Mr. Frakes’ employment is terminated by the Company without cause, or if he resigns for good reason (each as defined in the agreement), then Mr. Frakes will be entitled under his agreement to continue to receive his annual base salary and payment of premiums for continuation of healthcare benefits for a period of 12 months following such termination.

On December 12, 2018, Rodney S. Kenley resigned from the Board of Directors of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated December 13, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aethlon Medical, Inc.

Dated: December 13, 2018	By:	/s/ James B. Frakes
James B. Frakes Chief Financial Officer

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated December 13, 2018

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